SCHEDULE OF SUBSIDIARIES OF GABLES REALTY LIMITED PARTNERSHIP


                               Jurisdiction of   Other Names Under Which
Subsidiary                      Organization     Subsidiary Does Business
----------                      ------------     ------------------------


Central Apartment Management,      Texas        Gables Residential Services and
Inc.                                            Gables Corporate Accommodations

East Apartment Management, Inc.    Georgia      Gables Residential Services and
                                                Gables Corporate Accommodations

Gables-Tennessee Properties        Tennessee    None

Gables Central  Construction, Inc. Texas        None

Gables East Construction, Inc.     Georgia      None

Candlewood-Indian Creek Limited    Georgia      None
     Partnership

Pin Oak Green                      Texas        None

Pin Oak Park Apartments            Texas        None

GRT Villas Limited Partnership     Texas        None